EXHIBIT 10.22

O-I Glass, Inc. Amended and Restated Executive Severance Policy

I.	Background and Purpose

Effective as of January 28, 2022, O-I Glass, Inc. (the “Company”) hereby establishes this Amended and Restated Executive Severance Policy (as it may be amended and/or restated, the “Policy”) in order to provide severance benefits to certain eligible employees.  The Policy amends and restates the Company’s Executive Severance Policy, effective as of March 7, 2015, in its entirety.

II.	Scope and Eligibility

This Policy applies to all employees of the Company and its subsidiaries who are senior leaders and are designated by the Compensation and Talent Development Committee of the Board of Directors of the Company (the “Committee”) to be a participant in the Policy.

III.	Definitions

Administrator:  The Committee shall be the Administrator or, following a Change in Control, the successor to the Committee.

Base Pay:  The straight annual salary paid to an Eligible Employee, excluding bonuses and sales or other types of commissions.  For purposes of calculating the Severance Pay, the Eligible Employee’s Base Pay shall be the greater of (i) the Base Pay as in effect immediately prior to the Termination Date, or (ii) the Base Pay as in effect prior to any reduction in Base Pay constituting Good Reason.

Cash Compensation: The total annual cash compensation which an Eligible Employee is eligible to earn, including but not limited to Base Pay and Target Bonus.

Cause:  Cause shall mean the Eligible Employee’s dishonesty, disloyalty, misconduct, insubordination, failure to reasonably devote working time to assigned duties, failure or refusal to fully comply with any reasonable rule or regulation, standard or policy which, from time to time, may be established by the Company, including without limitation, those policies set forth in the Company Policy Manual, and failure to cooperate with any investigation of an alleged violation of any such rule, regulation, standard or policy.

Change in Control:  A “Change in Control” has the meaning set forth in the Company’s Second Amended and Restated 2017 Incentive Award Plan, or any successor equity incentive plan adopted by the Company and approved by shareholders.

Eligible Employees:  Employees who meet the eligibility requirements of this Policy.

Good Reason:  The occurrence of any of the following events arising on or within 24 months following a Change in Control and without the Eligible Employee’s prior written consent (i) a material diminution of an Eligible Employee’s Base Pay, (ii) a material diminution in authority, duties or responsibilities (including, if the Eligible Employee is the Chief Executive Officer or Chief Financial Officer of the Company, any material changes which result from not being employed by a public company following the Change in Control) from those in effect immediately prior to the date of the Change in Control, (iii) a material change in the geographic location where the Eligible Employee is required to perform services, or (iv) any other action or inaction that constitutes a material breach by the Company of the terms of the Eligible Employee’s employment as in effect immediately prior to the Change in Control.  The Eligible Employee must provide notice to the Company of the existence of one or more of the conditions listed above, within a period not to exceed 30 days of the initial existence of such condition, and the Company shall have a period of 30 days to remedy the condition.  If the Company is unable to remedy such condition within the 30 day cure period, the Eligible Employee may terminate his employment for Good Reason (which termination shall occur no later than 180 days following the initial existence of the applicable Good Reason condition).

Qualified Termination:  Means an Eligible Employee’s termination of employment (i) by the Eligible Employee for Good Reason which occurs on or within 24 months following a Change in Control or (ii) by the Company or any subsidiary (or any successor thereto, including any Successor Employer) without Cause, but in no event will a Qualified Termination occur if the Eligible Employee is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation.

Release:  The general release/waiver of claims which will be supplied by the Company as soon as practicable but not later than 5 business days following the Termination Date.

Severance Benefits:  Means, collectively, the Severance Pay, COBRA benefits and outplacement benefits described in Section V of this Policy which an Eligible Employee is entitled to receive upon a Qualified Termination (subject to the terms and conditions set forth in the Policy).

Severance Pay:  Means the product of two times the sum of the Executive’s (i) Base Pay and (ii) Target Bonus.

Severance Period:  Means the 24 months following the Termination Date.

Successor Employer:  Means any entity that acquires or assumes assets of the Company in a Change in Control.

Target Bonus:  An Eligible Employee’s Base Pay multiplied by the greater of the Eligible Employee’s (i) target bonus percentage under the Company’s annual incentive plan as in effect immediately prior to the Termination Date, or (ii) target bonus percentage as in effect prior to any reduction in target bonus percentage constituting Good Reason.

Termination Date:  The date of an Eligible Employee’s termination of employment in connection with a Qualified Termination.

IV.	Conditions Under Which Severance Benefits are Available to Eligible Employees

Eligible Employees shall receive Severance Benefits under this Policy after their Termination Date if such termination is due to a Qualified Termination.

An employee has not experienced a Qualified Termination and is not eligible for Severance Benefits under this Policy if the Eligible Employee:

●	Voluntarily resigns employment (other than for Good Reason);
●	Dies or becomes disabled;
●	Is terminated for Cause; or
●	Is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation.

As a further condition to an Eligible Employee's receipt of Severance Benefits, such employee must first:

o	sign the agreement regarding confidentiality, non-competition, non-solicitation and non-disparagement attached as Exhibit A (the “Non-Compete Agreement”) no later than 5 business days following the Termination Date; and
o	sign the Release such that the Release becomes effective and irrevocable within 53 days following the Termination Date.
V.	Severance Benefits

Eligible Employees who experience a Qualified Termination, and meet the conditions for payment under the terms of this Policy will receive the Severance Benefits.  Except as specifically provided in “Severance Benefits Required by Law or Other Agreement” below, pay during the period between the date notice of a Qualified Termination is given and the Termination Date will not offset any Severance Benefits.

Severance Pay

Subject to the tax provisions described below, the Severance Pay shall be paid in a lump sum within 15 days following the effective date of the Release.

Severance Benefits Required by Law or Other Agreement

Any notice, pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will reduce the Severance Pay provided by this Policy.

In the event that an Eligible Employee is entitled to receive Severance Pay under this Policy and any other plan, program, arrangement or individual agreement, the Eligible Employee shall be entitled to receive the greater of the Severance Pay under this Policy or the amount which the Eligible Employee would receive under such other plan, program, arrangement or individual agreement.  In no event shall an Eligible Employee receive severance pay under both this Policy and any other plan, program, arrangement or individual agreement.

Benefits

If the Eligible Employee timely elects continued coverage pursuant to COBRA for the Eligible Employee and the Eligible Employee’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualified Termination, then the Company shall pay the COBRA premiums necessary to continue the Eligible Employee’s and his or her covered dependents’ health insurance coverage in effect on the Termination Date until the earliest of (x) the last day of the Severance Period, (y) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment and (z) the date the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (x)-(z), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Eligible Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this paragraph, the Company shall pay the Eligible Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to the Eligible Employee’s payment of COBRA premiums.

Outplacement Provisions

Eligible Employees who have a Qualified Termination will receive outplacement assistance during the Severance Period applicable to senior executives from time to time as determined by the Company.

VI.	Accrued Benefits

Payment of Severance Benefits does not affect the Company's established procedures with respect to payment for accrued but unused vacation, or the methods established for concluding or continuing participation in any benefit program maintained by the Company.  The provisions of all the Company’s benefit plans, including equity compensation plans, control in the event of a conflict with any provision herein to the extent that such provisions provide for greater benefits to an Eligible Employee than those provided hereunder.

VII.	Modifications and Termination

The Company reserves the right to modify and/or terminate this Policy at any time and in any manner prior to a Change in Control.  Following a Change in Control, this Policy may not be modified, amended or terminated in any manner which would adversely impact any Eligible Employee with respect to participation in the Policy, eligibility for the Severance Benefits, amount of Severance Benefits or in any other manner during the 24 months following such a Change in Control.  This Policy shall be binding upon and shall automatically be assigned to each successor of the Company, including any Successor Employer with respect to each Eligible Employee who is employed by the Successor Employer following a Change in Control.

VIII.	Parachute Payments

In the event that the severance and other benefits provided for in this Policy or otherwise payable to an Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee's Severance Benefits under this Policy shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by an Eligible Employee on an after-tax basis, of the greatest amount of severance benefits under this Policy, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  All determinations required under this paragraph shall be made in writing by the Company's independent public accountants, whose determination shall be conclusive and binding upon all Eligible Employees and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The accountants shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the receipt of notice from that there has been a parachute payment, or such earlier time as is requested by the Company.  All fees and expenses of the accountants shall be borne solely by the Company.  All amounts payable to Eligible Employee under this paragraph shall be paid as soon as practicable after the event giving rise to payment of any excise tax under Section 4999 of the Code by the Eligible Employee, but no later than the December 31 of the year next following the year in which the Eligible Employee, or the Company on behalf of the Eligible Employee, remits the excise taxes due.  If Severance Benefits are to be reduced, such reduction will be made in a manner as the Company and the Eligible Employee shall mutually agree that would not result in a violation of Section 409A.

IX.	Taxes

All amounts payable pursuant to this Policy shall be paid net of any applicable withholding and/or employment taxes under federal, state or local law and any additional withholding to which the Eligible Employee has agreed.

Notwithstanding anything in this Policy to the contrary, any compensation or benefits payable hereunder that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code and which are payable upon the Eligible Employee’s termination of employment shall be payable only if such termination constitutes the Eligible Employee’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”).  In addition, if the Company determines that the Eligible Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Eligible Employee’s Separation from Service, any Deferred Compensation to which the Eligible Employee is entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  To the extent that the payment of any Deferred Compensation is delayed in accordance with the preceding sentence, such Deferred Compensation shall be paid to the Eligible Employee in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service, or (ii) the date of the Eligible Employee’s death, and any compensation or benefits that are payable hereunder following such delay shall be paid as otherwise provided herein.

In addition, to the extent that any reimbursements described in Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) (including without limitation, any outplacement services) for which reimbursement in one taxable year could affect the payments or expenses eligible for reimbursement in another taxable year or for which the right to payment is subject to liquidation or exchange for another benefit, such payments or reimbursements shall be made promptly by the Company, but in any event no later than the end of the second calendar year following the calendar year in which the Separation from Service occurs.

The Eligible Employee’s right to receive any installment payments under this Policy, including without limitation any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.  Except as otherwise permitted under Code Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Code Section 409A.

Additionally, if the Company determines that any payments or benefits provided under this Policy constitutes “nonqualified deferred compensation” under Code Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date of the Release pursuant to its terms for purposes of determining the timing of payment of the Separation Pay pursuant to Section V hereof.

X.	Administration

This Policy is not intended to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  Rather, this Policy is intended to be solely a pay practice of the Company, with benefits payable from the general assets of the Company or its successor and shall be administered accordingly.  All claims under this Policy shall be governed by the laws of the State of Ohio, without reference to the conflict of law provisions thereof.

The Policy shall be interpreted in accordance with its terms and their intended meanings.  However, the Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Policy.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  All determinations by the Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law.  If, due to errors in drafting, any Policy provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Policy fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Administrator.  The Administrator shall amend the Policy retroactively to cure any such ambiguity.

Claims Procedure

All disputes or controversies arising under or in connection with this Policy settled by arbitration, conducted before a single neutral arbitrator in Toledo, Ohio, in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association

(“AAA”).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  The costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, all other fees and costs, shall be borne by the Company.  Each party shall bear their own attorneys’ fees and expenses, provided, however, that if the arbitrator determines, in a finding on the merits, that any claim was frivolous, the arbitrator may provide, as part of the award, attorneys’ fees.  Judicial orders to enforce the arbitration provisions of this Policy and otherwise in aid of arbitration may be entered by the federal and state courts located in Toledo, Ohio, at any time prior to or after a final decision by the arbitrators, and the Company and each Eligible Employee hereby submits to personal jurisdiction in the State of Ohio and to venue in such courts.

XI.	At-Will Employment

No provision of the Policy is intended to provide any Eligible Employee with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without Cause.

For more information on any aspect of this Policy, please contact the Senior Vice President, Chief Administrative Officer.

Issued: January 28, 2022

Exhibit A

confidentiality, non-competition,

non-solicitation and non-disparagement AGREEMENT

In consideration for participation in the O-I Glass, Inc. Amended and Restated Executive Severance Policy (as it may be amended and/or restated, the “Plan”) and the Severance Benefits which may become payable thereunder, the undersigned Eligible Employee (as defined in the Plan) covenants and agrees as follows:

1.Non-Compete.  To the extent enforceable in the jurisdiction in which Eligible Employee works and/or resides, during employment and for two (2) years following termination of employment for any reason he/she shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any of the following companies and associations, including each of their parent, subsidiary and successor companies: Amcor, Anchor Glass Container Corporation, Ardagh Group SA, BA Vidro, Ball Corp, Can Manufacturers Institute, Crown Holdings, Inc., Plastics Industry Association, Silgan Holdings, Inc., Veraillia, Vetropack, and Vidrala.
2.Non-Solicitation.  During employment and for two (2) years following termination he/she shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company, any parent or any subsidiary of the Company to leave the employment of the Company, any parent or any subsidiary for any reason whatsoever, or hire any employee of the Company, any parent or any subsidiary except into the employment of the Company, a parent or a subsidiary.
3.Confidentiality.  The Eligible Employee will not disclose to any person outside the Company any non-public, proprietary or confidential information concerning the business of the Company, and its subsidiaries and affiliates, unless such information is required by law to be disclosed.

4.Non-Disparagement.  During employment and thereafter, he/she will not, directly or indirectly, disparage the Company or any employee, officer, shareholder or director of the Company. Notwithstanding the foregoing, nothing in this Section 4 shall preclude the Eligible Employee from making truthful statements or disclosures that are required by applicable laws or legal process.
5.Equitable Relief.  The Eligible Employee agrees that it is impossible to measure in money the damages that will accrue to the Company in the event of breach of the non-compete, non-solicitation, confidentiality or nondisparagement, covenants above (the “restrictive covenants”).  Accordingly, in the event of breach any such restrictive covenants, the Company shall be entitled to an injunction restraining the Eligible Employee from further violating such restrictive covenants.  If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Eligible Employee hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert such claim or defense.  The foregoing shall not prejudice the Company’s right to require the Eligible Employee to account for and pay over to the Company, and the Eligible Employee hereby agrees to account for and pay over, any compensation, profits, monies, accruals or other benefits derived or received as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Agreement.  Additionally, the Eligible Employee agrees that breach of the restrictive covenants provided in this Agreement will result in the forfeiture of any benefits payable or to be provided under the Plan,  and an obligation to repay all Severance Pay previously received.
6.Amendment.  This Agreement may not be waived, modified, altered or amended except by written agreement of all parties or by court order.
7.Waiver.  If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.
8.Severability.  It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.Successors.  This Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Employee.
10.Applicable Law-Venue.  The laws of the State of Ohio will govern this Agreement, the construction, application, and enforcement of its terms, and the rights of the parties in any dispute arising from this Agreement, regardless of any conflicts of law principles of Ohio or any other state at issue.  Any action relating to or arising from this Agreement may be brought in the courts of the State of Illinois or United States District Court for the Northern District of Ohio (if sufficient grounds for federal court jurisdiction exist).  Employee expressly consents to personal jurisdiction and venue in the aforementioned courts and to service of process by United States Mail or express courier service in any such action.

THE ELIGIBLE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND THAT HE/SHE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES WITHOUT RESERVATION.  THE ELIGIBLE EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY EMPLOYEE.

AGREED to and effective as of _____________________________ (Effective Date).

ELIGIBLE EMPLOYEE:O-I GLASS, inc.

      By:

(signature)

Its:

Printed Name:

By:

Its: